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                                                                     Exhibit 5.2





                                       March 1, 1996





The Grand Union Company
201 Willowbrook Boulevard
Wayne, New Jersey  07470-0966


Ladies and Gentlemen:


       We have acted as special New York counsel to The Grand Union Company (the "Company") in connection with the Registration Statement on Form S-3 of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering the offering and possible future sale by certain holders of $178,373 in aggregate principal amount of 12% Senior Notes due September 1, 2004 (the "Notes") of the Company.


       In connection with the opinion set forth herein, and with your permission, we have confined our examination solely to copies, certified or otherwise identified to our satisfaction, of the Indenture, dated as of June 15, 1995 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), and a form of the Notes attached to the Indenture as Exhibit A thereto (the Indenture and the Notes being hereinafter sometimes called, collectively, the "Subject Documents").


       In rendering the opinion set forth herein, we have assumed with your permission, and without independent investigation or inquiry (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined (including, without limitation, those of any officer of the Company), and (iii) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies.


       In rendering the opinion set forth herein, we have made such investigations of applicable law of the State of New York as we have deemed relevant or necessary as the basis for such opinion.


       In rendering the opinion set forth herein, we have assumed that:


       (i) each of the parties to the Subject Documents is duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into such Subject Documents;


       (ii) the execution and delivery of the Subject Documents have been duly authorized by all necessary corporate action and proceedings on the part of each party thereto and the Subject Documents have been duly executed and delivered by all parties thereto;



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       (iii)  (A) the execution and delivery by each party to the Subject
       Documents to which it is a party and the performance by such party of its obligations thereunder do not and will not conflict with, contravene, violate or constitute a default under any of the following to which such party is subject (1) any law, rule or regulation, (2) any judicial or administrative order or decree of any applicable governmental authority or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority; and (B) that no authorization, consent, or other approval of, notice to, or filing with any court, governmental authority or regulatory body (other than, in the case of the Company, approvals, if any, of any New York executive, legislative, judicial, administrative or regularly body with respect to our opinion herein) is required to authorize or is required in connection with the execution, delivery or performance by any party to the Subject Documents to which it is a party or the transactions contemplated thereby;


       (iv) the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against such party in accordance with its terms; and


       (v) the Notes have been duly authenticated, issued and delivered in accordance with the terms of the Indenture.


       Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that, as of the date hereof, the Notes constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.


       Our opinion above is subject to the following qualifications:


       (a) Our opinion above is subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforcement of creditors' rights generally. In addition, our opinion above is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).


       (b)  Our opinion set forth herein is also subject to the effects of
       (i) an implied covenant of good faith and fair dealing, and
       (ii) applicable laws and interpretations thereof which may affect the validity or enforceability of certain remedies provided for in the Subject Documents, which limitations, however, do not, in our opinion, make the remedies provided for therein inadequate for the practical realization of the rights and benefits intended to be provided thereby (subject to the other qualifications expressed herein).


       (c) We express no opinion as to (i) New York and United States federal securities and tax laws (including, without limitation, the Internal Revenue Code of 1986, as amended) and (ii) New York and United States bank regulatory laws.


       The foregoing opinions are limited to the laws of the State of New York as in force and as applied, interpreted and enforced in each case on the date hereof, and we express no opinion with respect to the laws of any other state or jurisdiction.



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       We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the use of our name therein.


       By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.




                                       Very truly yours,


                                       /s/ Reboul, MacMurray, Hewitt,
                                       ------------------------------
                                           Maynard & Kristol


                                       Reboul, MacMurray, Hewitt,
                                       Maynard & Kristol